UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 9, 2006

ARTIFICIAL LIFE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-25075	04-3253298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

China Online Center, Suite 4601 333 Lockhart Road Wanchai, Hong Kong
(Address of principal executive offices)

(+852) 3102-2800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01.	Other Events

On October 9, 2006, we announced that we entered into a licensing arrangement with CBS Digital Media to develop a series of mobile games. Under the terms of the deal, we have acquired the rights to develop several mobile 2.5G, 2.75G and 3G games based on popular television programs over a license period of two years and to sell and distribute them in the United States and on a global basis.

The games will be developed and published by Artificial Life and jointly sold and distributed with CBS Digital Media. The games will be sold through off-deck channels via online storefronts by CBS and we are responsible for distribution through on-deck channels with operators, handset pre-installments and online direct sales.

Under the terms of the license agreement, we will be entitled to retain either 50% or 40% of net revenues from the sale of licensed games and other products depending on the distribution channel, the party generating the sale and the product classification. We are required to make certain minimum payments for the license rights to the television programs, including payments of $200,000 payable immediately, $400,000 due on January 1, 2007 and $500,000 due on January 1, 2008. These payments are an advance against future revenues and are fully recoupable for us as a credit against future revenue shares otherwise payable to the licensor. Revenue shares are payable to the licensor on a quarterly basis after we have recouped the minimum payments from accrued revenue shares attributable to the licensor.

We are required to meet certain milestones with respect to the development of the games in addition to other obligations relating to the development, distribution and sale of the games. If we materially breach any of our obligations under the agreement, the licensor may terminate the agreement and keep any minimum payments that we have made. There can be no assurance that our share of the net revenues generated from the sale of the licensed games and other products under the license agreement will be sufficient to recoup the full amount of the minimum payments that we make to the licensor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTIFICIAL LIFE, INC.

October 12, 2006

By: /s/ Eberhard Schoneburg

Eberhard Schoneburg,

President and Chief Executive Officer